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                                                                    EXHIBIT 23.1



                  Consent of Independent Public Accountants


As independent public accountants, we hereby consent to the incorporation by reference in this registration statement on Form S-4 of our report dated July 2, 1999 for Iron Mountain Incorporated included in its Current Report on Form 8-K for the year ended December 31, 1998, filed with the Securities and Exchange Commission on July 9, 1999, as well as our report dated February 19, 1999, on the supplemental schedule, Valuation and Qualifying Accounts, included in its Form 10-K for the year ended December 31, 1998, filed with the Securities and Exchange Commission on March 31, 1999 and to all references to our Firm included in this registration statement.

                                              /s/ Arthur Andersen LLP


Boston, Massachusetts
July 9, 1999